GRANDEUR PEAK GLOBAL TRUST

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION

AGREEMENT

GRANDEUR PEAK FUNDS

THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of the 20th day of May, 2025, by and between GRANDEUR PEAK GLOBAL TRUST, a Delaware statutory trust (the “Trust”), on behalf of the Grandeur Peak Emerging Markets Opportunities Fund, Grandeur Peak Global Contrarian Fund, Grandeur Peak Global Explorer Fund, Grandeur Peak Global Micro Cap Fund, Grandeur Peak Global Opportunities Fund, Grandeur Peak Global Reach Fund, Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak International Stalwarts Fund, Grandeur Peak US Stalwarts Fund and Grandeur Peak International Contrarian Fund (each a “Fund” and collectively, the “Funds”) series of the Trust, and the Advisor of the Funds, Grandeur Peak Global Advisors, LLC, a Delaware limited liability company (the “Advisor”).

RECITALS:

WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated as of the 23rd day of February, 2023 (the “Advisory Agreement”); and

WHEREAS, each Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit the Funds’ Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits; and

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Advisor hereby agrees to limit the Funds’ current Operating Expenses to an annual rate, expressed as a percentage of the Funds’ average daily net assets for the month, to the amounts listed in Appendix A (the “Annual Limit”). In the event that the current Operating Expenses of the Funds, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Funds, on a monthly basis, the excess expense within the first ten days of the month following the month in which such Operating Expenses were incurred (each payment, a “Fund Reimbursement Payment”).

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2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Funds is defined to include all expenses necessary or appropriate for the operation of the Funds and including the Advisor’s investment advisory or management fee detailed in the Advisory Agreement, any Rule 12b-l fees and other expenses described in the Advisory Agreement, but does not include: (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions, (iii) acquired fund fees and expenses; (iv) borrowing costs (such as interest and dividend expense on securities sold short); (v) taxes; and (vi) extraordinary expenses, such as litigation expenses (which may include indemnification of the Funds’ officers and Trustees, contractual indemnification of the Funds’ service providers (other than the Advisor)).

3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive in future years on a rolling three-year basis, reimbursement of any Fund Reimbursement Payments paid by the Advisor pursuant to this Agreement, if such reimbursement can be achieved within the lesser of the Annual Limits listed in Appendix A or the Annual Limit in place at time of reimbursement.

4. Term. This Agreement shall become effective on the date first above written and shall remain in effect until at least October 6, 2026 operations unless sooner terminated as provided in Paragraph 9 of this Agreement, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Funds, upon sixty (60) days’ written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board. This Agreement and the Control Agreement will automatically terminate, with respect to the Funds listed in Appendix A if the Advisory Agreement for the Funds is terminated and the Funds continue to operate under the management of a new investment adviser, with such termination effective upon the effective date of the Advisory Agreement’s termination for the Funds.

6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

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(Signature Page follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed

GRANDEUR PEAK GLOBAL TRUST By: __/s/ Brian Curley_____________	Grandeur Peak Global Advisors, LLC By: _/s/ Eric Huefner______________
Name: Brian Curley	Name: Eric Huefner
Title: President	Title: President

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Appendix A

Fund	Operating Expense Limit

Grandeur Peak Emerging Markets Opportunities Fund
Investor Class	1.95%
Institutional Class	1.70%

Grandeur Peak Global Contrarian Fund
Institutional Class	1.35%

Grandeur Peak Global Explorer Fund
Institutional Class	1.10%

Grandeur Peak Global Micro Cap Fund
Institutional Class	2.00%

Grandeur Peak Global Opportunities Fund
Investor Class	1.75%
Institutional Class	1.50%

Grandeur Peak Global Reach Fund
Investor Class	1.50%
Institutional Class	1.25%

Grandeur Peak Global Stalwarts Fund
Investor Class	1.35%
Institutional Class	1.10%

Grandeur Peak International Opportunities Fund
Investor Class	1.75%
Institutional Class	1.50%

Grandeur Peak International Stalwarts Fund
Investor Class	1.35%
Institutional Class	1.10%

Grandeur Peak US Stalwarts Fund
Institutional Class	1.00%

Grandeur Peak International Contrarian Fund
Institutional Class	1.35%
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The Adviser has also agreed to waive, with respect to each following fund, annual management fees to the extent the assets of such fund exceed the average daily net asset level specified below:

Fund	Management Fee with Waiver Applied	Applicable to Average Daily Net Assets
Grandeur Peak Global Opportunities Fund	1.00% (contractually 1.25%)	Above $500 million
Grandeur Peak International Opportunities Fund	1.00% (contractually 1.25%)	Above $500 million
Grandeur Peak Emerging Markets Opportunities Fund	1.00% (contractually 1.35%)	Above $400 million

This waiver of management fees is not subject to recapture by the Adviser.